Exhibit 4.17

SCHEDULE OF OMITTED INSTRUMENTS OF AUTHORIZATION FOR THE USE OF RADIO FREQUENCY BLOCKS FOR 4G SERVICES

As these licenses are identical in every case except for their reference number, the Region, sector and frequency band covered by them, their fees and the statement of authorization for personal mobile services under which they are granted, we have, for ease of reference, filed only the relevant standard instrument of authorization approved by ANATEL and provided this schedule to indicate the authorizations that we have omitted from filing as exhibits to this annual report on Form 20-F.

1.	Instrument of Authorization for the Use of Radio Frequency Blocks for 4G Services between ANATEL and TNL PCS S.A., No 519/2012, dated October 16, 2012.

2.	Instrument of Authorization for the Use of Radio Frequency Blocks for 4G Services between ANATEL and TNL PCS S.A., No 521/2012, dated October 16, 2012.